Exhibit (iv)

March 14, 2023

Ms. Christina Gee

Executive Director

Morgan Stanley

Risk & Insurance Management

1585 Broadway, 16th Floor

New York, NY 10036

Re: Calvert Research and Management

Investment Company Blanket Bond No. 00125222B (“Bond”)

D&O/E&O Liability Insurance Policy No. 00125222D (“Policy”)

Dear Christina:

I hereby confirm that the premiums and taxes due for the above referenced Bond and Policy have been paid for the period December 31, 2022 through December 31, 2023.

Feel free to call me at (202) 326-5468 if you have any questions.

Sincerely,

/s/ Catherine Dalton

Catherine Dalton

Underwriting Manager

ICI Mutual Insurance Group

ICI Mutual Insurance Company, a Risk Retention Group | ICIM Services, Inc. | ICI Mutual Insurance Brokers, Inc.